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(ROYAL GROUP LOGO)


                                                                       EXHIBIT 2


FEBRUARY 27, 2003

REPORT ON CORPORATE GOVERNANCE


We are writing this special report to advise you of the initiatives being undertaken by Royal Group's Board of Directors in order to enhance Royal's corporate governance.

As we advised in our 2002 Annual Report to Shareholders, we are committed to having a majority of Independent Directors on the Board prior to the end of fiscal 2003.

To assist us with the process of assessing candidates and nominating them to the Board, we have formed a Nomination and Corporate Governance Committee. This Committee is composed of a majority of Independent Directors, and includes Ralph Brehn who is the retired former President of Hunter Douglas Canada Limited, Irvine Hollis who is an independent management consultant and Ron Goegan who is the Chief Financial Officer of Royal Group. This committee will also serve to recommend other measures to enhance corporate governance.

We have also formed a Compensation Committee. The Compensation Committee is mandated to recommend appropriate compensation levels and incentive systems for the Senior Executives of Royal Group. The Compensation Committee is composed of a majority of Independent Directors, and includes Ronald Slaght who is a partner in the law firm Lenczner Slaght Royce Smith Griffin, Gregory Sorbara who is a Member of Provincial Parliament for Vaughan-King-Aurora and Douglas Dunsmuir who is President of Royal Group.

We view the initiatives detailed in this report as ones which will strengthen the foundation of Royal Group and we look forward to keeping you, our valued shareholders, appraised of our progress with enhancement of corporate governance.

The Board of Directors
Royal Group Technologies Limited








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                                   SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be singed on its behalf by the undersigned, thereunto duly authorized.




ROYAL GROUP TECHNOLOGIES LIMITED




Date: February 28, 2003         By:  /s/ Vic De Zen
                                    -------------------------------
                                    Name:   Vic De Zen
                                    Title:  Chairman, and C.E.O.